Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-233190; 333-238044; and 333-252634 on Form S-3 and Nos. 333-197570; 333-200676; 333-213647; 333-217731; 333-226899; 333-232518; 333-249973; 333-255688; and 333-264892 on Form S-8 of our reports dated February 9, 2023, relating to the consolidated financial statements of LendingClub Corporation, and the effectiveness of LendingClub Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2022, and to the reference to us under the heading “Experts” in the Prospectus, which is part of these Registration Statements.

/s/ Deloitte & Touche LLP

San Francisco, California
February 9, 2023